EXHIBIT 10.48

OFFICE LEASE

THIS OFFICE LEASE is executed this 24th day of November, 2004, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (“Landlord”), and SALIX PHARMACEUTICALS, LTD., a Delaware corporation (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a) Leased Premises (shown outlined on Exhibit A attached hereto): Suite 100 of the building (the “Building”) located at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 within Perimeter Park (the “Park”).

(b) Rentable Area: approximately 77,239 rentable square feet. The Useable and Rentable Areas of the Premises shall be measured in accordance with BOMA. For purposes of this Lease, BOMA means the Standard Method for Measuring Floor Area in Office Buildings (American National Standard ANSI Z65.1-1996), prepared for the Building Owners and Managers Association International.

(c) Tenant’s Proportionate Share: 100%.

(d) Minimum Annual Rent:	05/01/2005 – 04/30/2006	$116,630.88
	05/01/2006 – 04/30/2007	$1,021,051.56
	05/01/2007 – 04/30/2008	$1,148,820.96
	05/01/2008 – 04/30/2009	$1,331,958.00
	05/01/2009 – 04/30/2010	$1,358,597.16
	05/01/2010 – 04/30/2011	$1,385,769.12
	05/01/2011 – 04/30/2012	$1,413,484.44
	05/01/2012 – 04/30/2013	$1,441,754.16
	05/01/2013 – 04/30/2014	$1,470,589.20
	05/01/2014 – 04/30/2015	$1,500,001.08

(e) Monthly Rental Installments:	05/01/2005 – 04/30/2006	$9,719.24
	05/01/2006 – 04/30/2007	$85,087.63
	05/01/2007 – 04/30/2008	$95,735.08
	05/01/2008 – 04/30/2009	$110,996.50
	05/01/2009 – 04/30/2010	$113,216.43
	05/01/2010 – 04/30/2011	$115,480.76
	05/01/2011 – 04/30/2012	$117,790.37
	05/01/2012 – 04/30/2013	$120,146.18
	05/01/2013 – 04/30/2014	$122,549.10
	05/01/2014 – 04/30/2015	$125,000.09

(f) Base Year: 2005.

     Landlord’s Share of Building Electrical Costs: $1.50 per rentable square foot.

(g) Target Commencement Date: May 1, 2005.

(h) Lease Term: Ten (10) years.

(i) Security Deposit: $104,594.48.

(j) Broker(s): Corporate Realty Advisors representing Tenant.

(k) Permitted Use: General office and related purposes.

(l) Address for notices and payments are as follows:

Landlord:	Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn.: Raleigh Market – Senior Property Manager
1800 Perimeter Park Drive, Suite 200
Morrisville, North Carolina 27560

With a	Duke Realty Limited Partnership
copy to:	c/o Duke Realty Corporation
Attn: Elizabeth C. Belden, Vice President/Corporate Counsel
3950 Shackleford Road, Suite 300
Duluth, Georgia 30096-8268

With
Payments to:	Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, IL 60675-3205

Tenant (prior to occupancy):	Salix Pharmaceuticals, Ltd.
ATTN: General Counsel
8540 Colonnade Center Drive, Suite 501
Raleigh, North Carolina 27615

Tenant (following occupancy):	Salix Pharmaceutical, Ltd.
ATTN: General Counsel
1700 Perimeter Park Drive, Suite 100
Morrisville, North Carolina 27560

(m) Guarantor(s): None.

EXHIBITS

Exhibit A - Leased Premises

Exhibit B - Tenant Improvements

Exhibit C - Letter of Understanding

Exhibit D – Rules and Regulations

Exhibit E – Roof Area

Exhibit F – Dish Data Sheet

Exhibit G – Janitorial Specifications

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises and the underlying land including the entire Building and the parking areas located on the land, as more particularly described on Exhibit A attached hereto, (the “Land”) (which Tenant shall exclusively possess), under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Park that are designed for use in common by all tenants of the Park and their respective employees, agents, customers, invitees and others. For the purposes of clarification, no part of the Building nor any of the parking areas located on the Land shall be considered Common Area.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Lease Term shall commence as of the date (the “Commencement Date”) that Substantial Completion (as defined in Exhibit B hereto) of the Tenant Improvements (as defined in Section 2.02 below) occurs.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications wiring and cabling (including above ceiling, below raised floors and behind walls) that Tenant installs or uses, and (iii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to substantially the condition existing upon the Commencement Date, reasonable wear and tear and damage by condemnation and insured casualty excepted. All of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred and twenty-five percent (125%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.

Section 3.02. Annual Rental Adjustment Definitions.

(a) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year and Tenant’s Proportionate Share of Building Electrical Costs for a particular calendar year.

(b) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease; service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; market management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. Operating Expenses shall include the annual amortization over the useful life of the cost of capital investment items that are installed primarily for the purpose of reducing Operating Expenses (but only to the extent of the annual cost savings reasonably projected, at the time of acquisition, that would be realized from such capital investment items), promoting safety, complying with governmental requirements arising after the date hereof, or maintaining the quality of the Land and/or the Building and which should, based on sound management practices, be replaced instead of repaired.

Operating Expenses shall not include the following:

1.	capital investment items related to the roof and structural components of the Building and other capital investment items other than those specifically set out above;

2.	expenses for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise);

3.	expenses incurred in leasing or procuring new tenants (including, without limitation, lease commissions, advertising and promotional expenses, space planning costs and expenses of renovating space for new tenants);

4.	legal expenses arising out of the construction, operation, use, occupation or maintenance of the Building or Land or the enforcement of the provisions of any agreements affecting the Land or the Building except legal expenses incurred by Landlord in order to realize a cost savings (e.g. real estate tax protests);

5.	interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases or depreciation on the Building;

6.	wages, salaries or other compensation or benefits paid to any executive employees above the grade of senior property manager; wages, salaries or other compensation paid for clerks or attendants in concessions or newsstands operated by the Landlord; and fees, wages, salaries and other compensation to the extent allocable to services not rendered in connection with the operation or maintenance of the Building;

7.	the cost of correcting defects (latent or otherwise) in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear shall not be deemed defects, or of bringing the Leased Premises or Building into compliance with laws which were in existence as of the Commencement Date of the Lease;

8.	the cost of installing, operating and maintaining a specialty improvement, including, without limitation, an observatory, broadcasting, cafeteria or dining facility, or luncheon or recreational club;

9.	any cost or expense representing an amount paid to a related corporation which is in excess of the amount which would be paid in the absence of such relationship, and the cost of signs in or on the Building identifying Landlord or any tenant of the Building;

10.	professional fees except as otherwise provided;

11.	dues and/or subscriptions;

12.	travel and/or entertainment;

13.	recruitment and interview;

14.	interest, fines or penalties;

15.	expenses resulting directly or indirectly from the negligence or willful misconduct of Landlord or its agents, employees or contractors;

16.	any bad debts loss, rent loss, or reserves for bad debts or rent loss;

17.	costs associated with the operation of the business of the person or entity which constitutes Landlord (as the same are distinguished from the costs of operation of the Building or the common areas), including costs of Landlord’s general corporate overhead expenses;

18.	costs (including without limitation permit, license and inspection costs) incurred in connection with tenant improvement work performed by Landlord for its tenants (or in vacant rentable space) in the Building (including Tenant);

19.	repairs or replacements covered by warranties or guaranties;

20.	damage and repairs attributable to condemnation;

21.	any sale, syndication, financing or refinancing costs and expenses, including, but not limited to, interest or amortization on debt and rent under any ground or underlying lease;

22.	management office rental or any amount attributable thereto;

23.	costs incurred by the Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building;

24.	rentals or other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature except in the event of an emergency;

25.	under no circumstances shall Landlord recover, through Operating Expenses, any item of cost more than once or collect in excess of 100% of all of Landlord’s Operating Expenses (except that Landlord shall collect management and administrative fees as a percentage of the gross receipts of the Building); nor shall Landlord include in Operating Expenses any costs in excess of those that would be reasonably incurred by operators and managers of similar buildings in the area. Operating Expenses shall be reduced by the amount of any reimbursement, recoupment, payment, discount, credit, reduction, allowance, or the like received or receivable by Landlord that is allocable to any Operating Expenses;

26.	acquisition costs of sculpture, paintings or works or art; and

27.	reserve accounts of all types.

(c) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the remainder of (i) the product of Tenant’s Proportionate Share times the Operating Expenses less (ii) Tenant’s Proportionate Share times the Operating Expenses for the Base Year plus, provided that such amount shall not be less than zero. In the event that the Building and all of its improvements are not fully assessed and/or stabilized during the Base Year, the Base Year shall be adjusted to reflect a fully assessed, occupied, and stabilized building. In order to establish the Base Year for this Lease, Landlord shall provide a document showing the expense categories for the actual annual operating expenses of 1700 Perimeter Park.

(d) “Tenant’s Proportionate Share of Building Electrical Costs” shall mean an amount equal to the remainder of (i) the product of Tenant’s Proportionate Share times the Building Electrical Costs less (ii) Landlord’s share of Building Electrical Costs provided that such amount shall not be less than zero.

(e) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall reasonably estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease. Any deferred maintenance to the Building due to the Building being unoccupied shall be completed prior to Tenant’s occupancy, and the cost of such maintenance shall not be reflected in the Operating Expenses for the Base Year.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus six percent (6%) per annum.

Section 3.05. Right to Audit. Tenant will be entitled from time to time to audit and verify the operations of the Building and the related books and records of Landlord to assure that the Operating Expenses from time to time reported by Landlord are in keeping with the provisions of this Article 3. As to any calendar year, any undertaking by Tenant must be initiated within sixty (60) days of receipt by Tenant of the statement; and absent fraud or gross negligence on Landlord’s part, the Operating Expenses as timely reported by Landlord for the calendar year will be deemed controlling upon the expiration of Tenant’s audit and verification rights for such calendar year. In the event of any errors, the appropriate party will make a correcting payment in full to the other party within thirty (30) days after the determination and communication to all parties of the amount of such error. Notwithstanding the foregoing, Tenant shall be prohibited from using any third party audit firm that is paid on a contingent fee basis. If such audit shall reveal that Landlord has overcharged by more than five percent (5%), Landlord shall pay the reasonable costs for such audit, not to exceed One Thousand and 00/100 Dollars ($1,000.00).

ARTICLE 4 - SECURITY DEPOSIT

Upon execution and delivery of this Lease by Tenant, Tenant shall deposit the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. At the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant within thirty (30) days of lease expiration.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit D and made a part hereof, as may be reasonably modified from time to time by Landlord on reasonable notice to Tenant.

(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that shall constitute a nuisance. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) cause to invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) cause to increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, provided, however, that such changes or alterations shall not materially adversely affect Tenant’s use and enjoyment of the Leased Premises, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers or mortgagees at any time during the Lease Term or to prospective tenants during the last two hundred seventy (270) days of the Lease Term), and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Landlord shall use commercially reasonable efforts in exercising its rights hereunder to not interfere with Tenant’s use and enjoyment of the Leased Premises and the Common Areas.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Provided Tenant is not in default, Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:

(a) Heating, ventilation and air-conditioning (the “HVAC”) between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays. Tenant shall not be charged for use of the HVAC after the hours set forth above. Landlord shall use commercially reasonable efforts to maintain an even temperature between 72º F and 74º F in the Leased Premises when the outside temperature is 95º F and an even temperature between 72º F and 74º F in the Leased Premises when the outside temperature is 20º F.

(b) Electrical current not to exceed four (4) watts per square foot;

(c) Water for lavatory, cleaning, and drinking purposes;

(d) Automatic elevator service;

(e) Cleaning and janitorial service in the Leased Premises and Common Areas in accordance with the janitorial specifications attached hereto as Exhibit G on Monday through Friday of each week except legal holidays; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(f) Washing of windows, inside and outside, at intervals reasonably established by Landlord;

(g) Replacement of all lamps, bulbs, starters and ballasts in Landlord installed lighting as required from time to time as a result of normal usage; and

(h) Maintenance of the Common Areas, including the removal of rubbish, ice and snow.

Section 6.02. Additional Services. Intentionally Omitted.

Section 6.03. Interruption of Services. Subject to the provisions of Section 6.01, Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. In the event Landlord is responsible for an interruption in the supply of utilities as provided herein, and such interruption adversely affects Tenant’s ability to conduct its business in the Leased Premises for more than five (5) consecutive business days, Tenant shall be entitled to an abatement of base rental for each day after the fifth (5th) business day during which the interruption continues as its sole remedy for such interruption.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, windows, corridors and other Common Areas, and Landlord shall keep the Building in a clean and neat condition and shall keep Building equipment in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses only to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or Default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole reasonable expense.

Section 7.02. Repair and Maintenance of Leased Premises. Landlord shall keep and maintain the Leased Premises in good condition and repair. The cost of such repairs and maintenance to the Leased Premises shall be included in Operating Expenses; provided however, to the extent any repairs or maintenance are required in the Leased Premises because of the negligence, misuse or Default of Tenant, its employees, agents, contractors, customers or invitees or are made at the specific request of Tenant, Landlord shall make such repairs or perform such maintenance at Tenant’s sole reasonable expense. Notwithstanding the above, Tenant shall be solely responsible for any repair or replacement with respect to Tenant’s Property (as defined in Section 8.01 below) located in the Leased Premises. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing, such approval not be unreasonably withheld, conditioned or delayed. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Tenant agrees that at Landlord’s option, Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord, who shall receive a fee as Landlord’s construction manager or general contractor, shall perform all work on any alterations to the Leased Premises.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii) Casualty Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations.

(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

(iv) Business Interruption Insurance. Business Interruption Insurance with limits up to $1,000,000 of coverage.

(b) All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A-IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability policies. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 28, (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsements to Tenant’s commercial general liability policies naming the appropriate additional insureds. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $10,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Casualty Insurance. Special Form Insurance (which insurance shall not exclude flood, terrorism or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation; Consequential Damages. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any injury to persons or loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii) and 8.05(b) above. The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable. Landlord and Tenant each waive any claim against the other for special, indirect, or consequential damages.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing; provided, however, that if the casualty is not covered by insurance as a result of Landlord’s failure to maintain the insurance required herein or if Landlord failed to use commercially reasonable efforts to negotiate terms in a mortgage which would require a mortgagee to release insurance proceeds to Landlord for use in rebuilding, Landlord shall not have the right to terminate this Lease under clause (b). Tenant waives any right under applicable laws inconsistent with the terms of this paragraph. Landlord and Tenant shall reasonably determine within thirty (30) days of any such casualty event whether the Leased Premises can be restored within two hundred ten (210) days from the casualty date.

ARTICLE 10 - EMINENT DOMAIN

If all or any material part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a) Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, except as otherwise provided herein. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Leased Premises are or may be materially adversely affected; (ii) the business reputation of the proposed assignee or subtenant is reasonably unacceptable, or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder provided, however, that if the worth of any proposed assignee or subtenant is equal to or greater than that of Tenant as of the date of this Lease, such worth shall not be deemed insufficient. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building.

(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt. Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market (each such transaction being hereafter referred to as a “Permitted Transfer”), provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease except as otherwise provided herein. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above. Notwithstanding anything herein to the contrary, Tenant is free to sublet all or any portion of the ground floor of the Leased Premises and Landlord shall not be entitled to withhold its consent based on Section 11.01(b)(iii) above. In connection with a Permitted Transfer that otherwise complies with the terms of Section 11.02(b) and is in the nature of an asset purchase, Tenant may, at its election, provide to Landlord the financial statements and long term business plan of such third party assignee and may request that Landlord agree in writing to release Tenant from its obligations under this Lease arising from and after the date of such assignment. Landlord shall not unreasonably withhold, condition, or delay such written release and shall grant such written release provided that the financial statements of such third party reflect a materially stronger current and long term financial position than that of Tenant as of the date of this Lease.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance, provided that Landlord’s assignee or purchaser shall expressly assume Landlord’s obligations hereunder in writing.

Section 12.02. Estoppel Certificate. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any customary instrument to confirm the subordination of this Lease (an “SNDA”), which shall also provide that Tenant shall not be disturbed in its possession under the terms of the Lease so long as Tenant shall not be in Default hereunder. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant is not in Default. Landlord represents that as of the date of this Lease, the Leased Premises are not subject to the lien of any deed of trust, mortgage or other similar encumbering instrument which is not subordinated to this Lease, unless Tenant has received a non-disturbance agreement from the holder of such lien.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due. Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such Default and Tenant shall have an additional five (5) days to cure such Default; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time in any consecutive twelve (12) month period.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(d) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

In addition to the Defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default.

Section 13.02. Remedies. Upon the occurrence of any Default, as defined herein to include applicable cure periods, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any reasonable costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by summary process and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be obligated to pay to Landlord an amount equal to the difference between Monthly Rental Installments and Additional Rent due hereunder and that received from such replacement tenant. Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) all loss or damage that Landlord may sustain by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, all Monthly Rental Installments and Additional Rent provided for herein, reasonable expenses of preparing the Leased Premises for re-letting, demolition, repairs, the unamortized costs of Tenant Improvements brokers’ commissions and attorneys’ fees, and (B) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).

(c) Landlord may terminate this Lease and Tenant shall be obligated to pay to Landlord all of Landlord’s Default Damages, and all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.

(d) Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(e) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default

(f) If Landlord has terminated this Lease or Tenant’s right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord shall not be deemed to have failed to mitigate if it incurs Default Damages. Tenant shall bear the burden of proof that Landlord failed to mitigate.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any losses resulting from the breach, or Tenant may cure such default by Landlord, and Landlord shall promptly reimburse Tenant the reasonable costs thereof, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder except as otherwise provided in this Lease. In the event Landlord’s default causes the Leased Premises to become unusable for Tenant’s Permitted Use hereunder, and Landlord shall not have cured such default as provided herein, Tenant may terminate this Lease without waiving any rights or remedies it may have against Landlord at law or in equity.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT

Intentionally Deleted

ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises with respect to the same.

(b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall promptly (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises of which it becomes aware, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises of which it becomes aware, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute reasonable affidavits, representations and the like within fifteen (15) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises or the Common Areas prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant).

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that it is received or rejected by the addressee. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. If at any time during the Lease Term and any extensions thereof, Tenant’s financial statements are not publicly available, Tenant shall provide to Landlord on an annual basis, a copy of Tenant’s most recent financial statements (certified and audited if the Minimum Annual Rent hereunder exceeds $100,000) prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

(c) Landlord represents that to the best of its knowledge and belief, as of the date of this Lease, (i) the Leased Premises contains adequate parking facilities as required by applicable codes or ordinances for the Leased Premises in accordance with the Permitted Use hereunder; (ii)the Leased Premises are in compliance with all applicable federal, state and local statutes, codes, ordinances and rules, including without limitation, those with respect to (1) hazardous substances and environmental regulations and (2) the Americans with Disabilities Act of 1990, as amended; and (iii) the Leased Premises, including all equipment necessary for operation of the Leased Premises, shall be in good condition at the commencement of the Lease Term.

Section 16.10. Signage. Landlord, at its cost and expense, (provided, however, Landlord shall not be responsible for such signage costs if Tenant uses its own sign vendor and Landlord determines in its reasonable opinion that such signage costs are excessive) shall provide Tenant with a parapet sign on the Building and a sign on the monument signage servicing the Building. Such signage shall comply with all laws and Landlord shall have the right to approve such signage, including the location, size, color and style, which approval shall not be unreasonably withheld. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord, which shall not be unreasonably withheld. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10.

Section 16.11. Parking. Tenant shall be entitled to the use all of the parking spaces designated for the Building by Landlord. No vehicle may be mechanically repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and reasonably deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. There shall be no parking permitted on any of the streets or roadways located within the Park.

Section 16.12. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Quiet Enjoyment. Landlord agrees that if Tenant shall perform all of the covenants and agreements herein provided to be performed on Tenant’s part, Tenant shall at all times during the Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any persons lawfully claiming under Landlord.

Section 16.15. Landlord’s Compliance with Laws. Landlord, at Landlord’s sole cost and expense, shall ensure that as of the date of full execution of this Lease, the Building shall be in compliance with all laws governing the Building excepting only that Tenant shall be responsible during the term of this Lease for such costs and expenses as may be required as a direct result of Tenant’s manner of use of the Leased Premises or Tenant’s alterations, leasehold improvements or modifications to the Leased Premises. If Landlord receives a written notice from a governmental authority that the Leased Premises, Common Areas or the Building are not in compliance with a requirement enacted after full execution of this Lease and such non-compliance is not a result of Tenant’s manner of use or improvements or alterations by Tenant to the Leased Premises, then Landlord agrees to make the appropriate alteration, the cost of which will be included in Operating Expenses only to the extent as described in Section 3.02. Further, if as a result of Tenant’s manner of use or improvements, alterations or modifications made by Tenant, Landlord receives notice from a governmental authority of noncompliance with respect to the Leased Premises, Tenant shall have the option to cause the same to comply or to remove or modify its alterations or modify its use so as to fully remedy the non-compliance.

Section 16.16. Memorandum of Lease. The parties agree that this Lease may not be recorded but that either party may request that the other execute a Memorandum of Lease which may be recorded. The parties agree to remove the Memorandum of Lease of record upon the expiration or earlier termination of this Lease. In the event of an early termination as a result of Tenant’s Default and vacation of the Leased Premises, Tenant agrees that Landlord can unilaterally remove the Memorandum of Lease of record.

ARTICLE 17 – SPECIAL PROVISIONS

Section 17.01. Option to Extend.

The following provisions are made a part of this Lease. To the extent of any conflict between the Provisions of this Article 17 and the other provisions of this lease, this Article 17 shall control.

(a) Grant and Exercise of Option. Provided that (i) Tenant has not been in Default hereunder more than one (1) time during the year preceding the applicable Extension Term, and (ii) the current use of the Leased Premises is consistent with the Permitted Use hereunder, Tenant shall have two (2) options to extend the Term for two (2) additional periods of five (5) years (the “Extension Terms”). The Extension Terms shall be upon the same terms and conditions contained in the Lease for the Term except (i) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (ii) the Minimum Annual Rent shall be adjusted as set forth herein (“Rent Adjustment”). Tenant shall exercise such option by delivering to Landlord, no later than nine (9) months prior to the expiration of the Term, written notice of Tenant’s desire to extend the Term. Tenant’s failure to properly exercise such option shall waive it. If Tenant properly exercises its option to extend, Landlord shall notify Tenant of the Rent Adjustment no later than sixty (60) days following Tenant’s exercise of the option. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within ten (10) business days after receipt thereof.

(b) Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be ninety-five percent (95%) of the market rate then being quoted to prospective renewing tenants for comparable buildings located in the Raleigh-Durham market taking into consideration the uses permitted under this Lease, the quality, size, design, and location of the Leased Premises, all financial terms, including without limitation, base rent, free rent, escalations, tenant improvements and allowances and leasing and brokerage commissions. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the applicable Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 17.02. Option to Terminate. Provided that Tenant is not then in Default, Tenant shall have a one time right to terminate the Lease effective as of the end of the seventy-seventh (77th) month of the Lease Term subject to the following terms and conditions:

(i) Tenant must provide Landlord with at least nine (9) months prior written notice of its exercise of its option to terminate the Lease;

(ii) Tenant shall reimburse Landlord for the unamortized portion of Landlord’s costs, which costs shall include but are not limited to tenant improvements, leasing commissions and moving allowance, which shall be amortized over the Term of the Lease at an annual interest rate of ten percent (10%);

(iii) Tenant shall surrender the Leased Premises in accordance with Section 2.03 of the Lease.

In the event Tenant declines or fails to exercise its Option to Terminate on or before that date which is nine (9) months prior to the end of the seventy-seventh (77th) month of the Lease Term, this Option to Terminate shall automatically terminate and shall thereafter be null and void.

Section 17.03. Wiring and Fiber Optics. Tenant shall be entitled to (i) install any wiring or cabling to the Building and to run the same throughout the Building’s chases and ducts, and (ii) the use of existing wiring in the Building at Tenant’s discretion. The cost of such wiring shall be at Tenant’s sole cost and expense. All wiring and cabling installed or used by Tenant must be removed at the expiration or earlier termination of the Lease Term at Tenant’s sole cost and expense.

Section 17.04. Security. Tenant shall have access to the elevator and stairwells which shall be limited to Tenant’s employees and guests, except as provided in Section 5.03 herein. The Building shall be accessible via an electronic badge reader which shall be installed a part of the base Building. In addition, Tenant shall be entitled to all existing security systems in the Building, including alarms, cameras, locks and other items as reasonably needed.

Section 17.05. Rooftop Installation.

(a) Roof Area. “Roof Area” shall mean the surface of the roof of the Building depicted on Exhibit E to this Lease.

(b) Dish. “Dish” shall mean a satellite dish and/or any other electronic or communications and related equipment Tenant may deem necessary. Installation, use, and removal of any such dish shall be subject to the terms of this Section 17.05 and Tenant shall submit a completed Exhibit F in connection with its request for Landlord’s approval.

(c) License of Roof Area. Provided Tenant is not then in Default under the Lease, and provided further that Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant’s use and not sold to or utilized in any manner by a third party. Tenant shall pay Landlord a rental rate of Zero and 00/100 Dollars ($0.00) per month (the “Rooftop License Fee”). If Landlord consents to the installation of additional Dishes and Tenant installs additional Dishes, the terms herein shall be applicable to such additional Dishes and the Rooftop License Fee shall be increased by One Hundred Fifty and 00/100 Dollars ($150.00) per Dish per month (prorated for any partial month) commencing upon the installation of such additional Dish. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.

(d) Installation of the Dish.

(i) The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant represents and warrants that the installation and maintenance of the Dish will not cause any damage to the structural portions of the Building. Tenant shall be responsible for repairing any such damages to the structure.

(ii) Tenant shall use the roofing company specified by the Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. Tenant shall match as nearly as possible the color of the Dish to the existing facade of the Building. All cable runs, conduit and sleeving shall be installed in a good workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (i) each antenna bracket; (ii) at the transmission line building entry point; (iii) at the interior wall feed through or any other transmission line exit point; and (iv) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with the Tenant’s name, type of line, and circuit number.

(iii) Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.

(e) Roof Work. If, during the term of this Agreement, as same may be extended, Landlord needs to perform maintenance work to Landlord’s equipment on the roof of the Building or repair or replace the roof of the Building (“Roof Work”), Tenant agrees to cooperate and work with Landlord (at Tenant’s sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days notice to Tenant of its intention to perform said work; except in the case of emergency Roof Work in which case Landlord shall give as much notice as possible under the circumstances. Such plan may require the relocation of any portion of the Dish at Tenant’s cost and expense or Tenant’s installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish which will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that in all circumstances that an alternative location will be available and, consequently, Landlord’s obligation to provide such alternative location is subject to the availability of such space and under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.

(f) Interference. Tenant shall not use the Roof Area or the Dish in any way that interferes with the use and enjoyment of the Property by Landlord. The operation of the Dish shall not interfere with the maintenance or operation of the Building, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Building and/or its occupants. The operation of the Dish shall not interfere with radio or telecommunication equipment installed by telecommunication service providers at the Building prior to the Dish Commencement Date. Tenant shall indemnify Landlord and hold Landlord harmless from all expenses, costs, damages, loss, claims or other expenses and liabilities arising from any such interference. Tenant agrees to cease all operations (except for testing as approved by Landlord) within twenty-four (24) hours of receipt of notice from License of such interference and to continue to cease all operations until the interference has been corrected to the sole satisfaction of the Landlord. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the specific items from the Dish causing such interference. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Dish or Tenant’s use thereof.

(g) Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.

(h) Removal of the Dish upon Termination. Following any termination or expiration of this Lease, Tenant shall remove all of the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as they were prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within thirty (30) days after expiration or earlier termination of this Agreement, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned in which event the Dish shall become Landlord’s property. This subsection (h) shall survive the expiration or earlier termination of this Lease.

(i) Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

(j) Tenant’s Right to Discontinue Use. Tenant reserves the right to discontinue its use of the Dish at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever.

(k) Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

By:	Duke Realty Corporation, its General Partner

	By:	/s/ H. Andrew Kelton
H. Andrew Kelton Senior Vice President Raleigh Operations

TENANT:

SALIX PHARMACEUTICALS, LTD., a Delaware corporation

	By:	/s/ Carolyn J. Logan
	Name:	Carolyn J. Logan
	Title:	President

END OF EXECUTION SIGNATURES

EXHIBIT A

SITE PLAN OF LEASED PREMISES

[TO BE ADDED]

Exhibit A

EXHIBIT B

TENANT IMPROVEMENTS

1. Landlord’s Obligations. Except as otherwise provided herein, Tenant represents that it has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Leased Premises, in a good and workmanlike manner, the Tenant Improvements, in accordance with this Exhibit B.

2. Construction Drawings, Cost Statement and Allowance.

(a) Landlord shall, at Landlord’s sole cost, engage Phillips Architecture, P.A. as Landlord’s space planner. Promptly following the date hereof, Tenant will work with Landlord’s space planner to develop a space plan for the Leased Premises that is reasonably acceptable to Landlord (the “Space Plan”). Tenant shall deliver the Space Plan to Landlord within twenty (20) days after the date of this Lease.

(b) Within ten (10) days following Tenant’s approval (or deemed approval) of the Space Plan, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Landlord and Tenant shall review the bids jointly and Tenant shall, within three (3) days thereafter, select one subcontractor for each item bid. Promptly following the selection of a subcontractor for each major trade, each subcontractor shall deliver to Landlord a set of construction drawings (the “CD’s) covering that portion of each subcontractor’s work to be performed by each such subcontractor with respect to the Tenant Improvements. Tenant shall have three (3) business days after receipt of the CD’s in which to review the CD’s and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to approve or request changes to the CD’s within three (3) business days after its receipt of the CD’s, then Tenant shall be deemed to have approved the CD’s and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the CD’s to Tenant. Tenant may not thereafter disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Tenant shall at all times in its review of the CD’s, and of any revisions thereto, act reasonably and in good faith. Tenant agrees to confirm Tenant’s consent to the CD’s in writing within three (3) days following Landlord’s written request therefor. Landlord shall then deliver to Tenant a statement of the cost to construct the Tenant Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (i) the Cost Statement shall include a detailed and itemized list of costs, design fees, and a profit component of six percent (6%) of the total cost to construct the Tenant Improvements. The general contractor may be a subsidiary, affiliate or employees of Landlord, as long as they are reasonably priced. Tenant agrees to acknowledge the Cost Statement in writing within five (5) days following Landlord’s written request therefor.

(c) Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Two Million Three Hundred Seventeen Thousand One Hundred Seventy and No/100 Dollars ($2,317,170.00) (the “Allowance”). If, following Tenant’s approval (or deemed approval) of the CD’s, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall pay for the overages within thirty (30) days after Substantial Completion. In addition, all delinquent payments shall accrue interest at 10% per annum. Any remaining portion of the Allowance, if not fully used, will be paid by Landlord to Tenant upon commencement of the Lease.

(d) After commencement of the Lease, Landlord shall contribute Three Hundred Eighty-Six Thousand One Hundred Ninety-Five and No/100 Dollars ($386,195.00) (the “Moving Allowance”) towards Tenant’s costs associated with moving to the Leased Premises, including, but not limited to, phone and data system and wiring installation, direct costs of the physical move, move management services, any furniture and cubicle procurement, security system setup, any equipment setup costs and other reasonable expenses related thereto, or to pay for additional Tenant improvement costs. Landlord shall reimburse Tenant within ten (10) days after Tenant has delivered to Landlord invoices or other evidence acceptable to Landlord documenting the payment by Tenant of such costs.

(e) Landlord shall contribute an amount not to exceed One and No/100 Dollars ($1.00) per rentable square foot of the Leased Premises (the “Touch Up Allowance”) towards any costs

Exhibit B

associated with touching up the Leased Premises. Tenant shall be entitled to use the Touch Up Allowance at anytime after the seventy-seventh (77th) month of the Lease Term, provided, however, that Tenant does not exercise its termination option as set forth in Section 17.02 hereinabove. Upon Landlord’s receipt of prior written notice from Tenant, Landlord shall pay to Tenant the Touch Up Allowance.

3. As part of the Building shell, Landlord shall provide, in accordance with the CD’s, a 150kW emergency back-up generator which shall provide emergency lighting and power for all servers and phone systems.

4. Schedule and Early Occupancy. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises for fourteen (14) days prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Commencement Date (a) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (b) Tenant shall not interfere with Landlord’s completion of the Tenant Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

5. Change Orders. Tenant shall have the right to request changes to the CD’s at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full, or deducted the additional monies from the Allowance, for said Change Order.

6. Tenant Delay. Notwithstanding anything to the contrary contained in the Lease, to the extent Substantial Completion of the Tenant Improvements is delayed beyond the Target Commencement Date as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Tenant Improvements on or before the Target Commencement Date.

7. Letter of Understanding. Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any punchlist items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

8. Definitions. For purposes of this Lease (a) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant’s occupancy, as established by a certificate of occupancy for the Leased Premises or other similar authorization issued by the appropriate governmental authority, if required, and (b) “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Leased Premises by any person, firm or

Exhibit B

corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, (iv) Landlord’s inability to obtain an occupancy permit for the Leased Premises because of the need for completion of all or a portion of improvements being installed in the Leased Premises directly by Tenant, and (v) any other act or omission of Tenant which causes a delay to Landlord.

END OF EXHIBIT B

Exhibit B

EXHIBIT C

LETTER OF UNDERSTANDING

Duke Realty Limited Partnership

Attention: , Property Manager
_____________________________
_________________________________

RE:	Lease Agreement between Duke Realty Limited Partnership, an Indiana limited partnership (“Landlord”) and (“Tenant”) for the Leased Premises located at , , (the “Leased Premises”), dated (the “Lease”).

Dear                                              :

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is .

2.	The rent commencement date is .

3.	The expiration date of the Lease is ___________________.

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	The Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this          day of                     , 20        .

By:
Printed Name:
Title:

END OF EXHIBIT C

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on the outside of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

4. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5. No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building (except for nails for the display of artwork). No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

6. No vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave or convection oven cooking or heating of catered lunches, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7. The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8. No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

9. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

Exhibit D

11. No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord’s supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

12. Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord’s opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

13. The business hours for the Building shall be 7 a.m. to 7 p.m. Monday through Friday and 8 a.m. to 1 p.m. on Saturday, excluding legal holidays. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

14. No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Any persons employed by any tenant to do janitorial work or other work in the Leased Premises shall, while in the Building and outside of the Leased Premises, be subject to and under the control and direction of Landlord (but not as an agent or servant of Landlord), and tenant shall be responsible for all acts of such persons.

15. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

16. All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

17. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

19. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

20. Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

21. Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees.

Exhibit D

22. Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further reasonable rules and regulations as in its reasonable judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

END OF EXHIBIT D

Exhibit D

EXHIBIT E

[Drawing depicting Roof Area]

To be added upon Tenant’s exercise of its right to install a Dish on the Roof.

Exhibit E

EXHIBIT F

[Plans and Specifications showing rooftop installation and the completed Dish Data Sheet which follows]

DISH DATA SHEET

SITE:________________________________________________________________________________________________________________________________________

COMPANY NAME:_____________________________________________________________________________________________________________________________

COMPANY ADDRESS:__________________________________________________________________________________________________________________________

_________________________________________________________________________________________________________________

PHONE:______________________________________________ FAX:_________________________________________________

TYPE OF SERVICE:____________________________________ CALL SIGNS:_______________________________________

MAKE OF EQUIPMENT:_________________________________________ DIMENSIONS:________________________________

MODEL NO.:________________________________________________________________________________________________

SERIAL NO.:________________________________________________________________________________________________

FCC TYPE ACCEPTANCE NO.: TX:___________________________ RX:__________________________________

TX FREQUENCY:____________________________________________________________________________________________

POWER OUTPUT:________________________________________________ MODULATION TYPE:_________________________

RX FREQUENCY:________________________________________________ RX I.F. FREQUENCY:________________________

CLASS OF P.A. OPERATION (final amplifier):____________________________________________________________________

POWER REQUIRED: VAC: AMPS Total Power Consumption: watts

TX ANTENNA TYPE & MODEL NO.:___________________________________________________________________________

RX ANTENNA TYPE & MODEL NO.:__________________________________________________________________________

TYPE OF ISOLATOR :_________________________________________________________________________________________

TYPE OF SECOND HARMONIC FILTER :______________________________________________________________________

PERSON OR SERVICE COMPANY RESPONSIBLE FOR ITS OPERATION & MAINTENANCE:

NAME:_____________________________________________________________________________________________________

ADDRESS:__________________________________________________________________________________________________

___________________________________________________________________________________________________________

24 HOUR PHONE NO.:_________________________________________________________ PAGER NO.:______________

END OF EXHIBIT F

Exhibit F

EXHIBIT G

JANITORIAL SPECIFICATIONS

Frequencies: Five (5) days a week

Services to be provided: General Cleaning Specifications with task and frequency

A.	Daily

1.	Sweep, damp mop, or vacuum all floor areas of resilient, wood or carpet. Remove gum, tar, etc. adhering to floor, tile and spot clean carpet stains.

2.	Empty and damp wash all ashtrays and wastebaskets, remove all trash, and insert new liners. Empty and clear corridor and lobby ash receptacles, sift sand urns, remove trash. Change sand as necessary to maintain neat appearance.

3.	Dust, clean and/or polish level surfaces of desks, filing cabinets, all other office furniture and windowsills.

4.	Spot wash to remove smudges, marks, and fingerprints from walls, equipment door partitions, light switches, desktops, etc.

5.	Vacuum or remove lint on all cloth-covered furniture.

6.	Wash and sanitize water fountains. Wash chalkboards, break room tabletops and base of tables and chairs.

7.	Sweep all stairwells, steps, and landings.

8.	Clean elevator cab walls, vacuum cab carpet and spot clean where needed. Clean door tracks. Cleaning materials will be specified by Property Management for any special finish, elevator frames and doors.

9.	Clean glass and Plexiglas surfaces and polish railings where applicable.

10.	Clean and scrub all restrooms: floors and stall partitions, mirrors, soap dispensers, shelves, wash basins, exposed plumbing, dispensers and disposal container exteriors using detergent disinfectant and water. Clean and sanitize toilets and urinals with detergent disinfectant beginning with the seats and working down. Clean and polish bright metals. Refill all soap, toilet tissue and towel dispensers. Empty trash and replace liners.

11.	Clean all baseboards. Clean all entrance door thresholds.

B.	Weekly

1.	Wipe down all exterior and interior wood doors with mild detergent and water. Do not use wax or polish unless instructed.

2.	Dust all high areas including moldings, door blinds, window casings, venetian blinds, etc.

3.	Damp mop all interiors stairwells and landings.

4.	Clean marble with detergent and clear water.

5.	Provide Supervisor’s nightly inspection sheets to Property Management representative.

Exhibit G

C.	Monthly

1.	Vacuum all ceiling and wall air supply and exhaust diffusers and/or grills.

2.	Dust all mini-blinds.

3.	Make inspection tour with a Property Management representative (monthly, or as needed).

D.	Quarterly

1.	Vacuum drapes, cornices, and wall hangings.

2.	Damp wash diffusers, vent grills, and light lenses including surrounding wall or ceiling areas that are soiled.

3.	As needed, strip and refinish vinyl flooring, but not to exceed every two months.

E.	Semi-Annual

1.	Clean all exterior building windows.

END OF EXHIBIT G

Exhibit G